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                                        EXHIBIT 23a


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              [LETTERHEAD OF VAVRINEK, TRINE, DAY & CO., LLP]


                       INDEPENDENT AUDITORS' CONSENT

Board of Directors and Shareholders
Heritage Oaks Bancorp and Subsidiaries
Paso Robles, California

We consent to the incorporation by reference in the Registration Statement of Heritage Oaks Bancorp on Form S-8 of our report dated February 4, 1999, on our audits of the consolidated balance sheets of Heritage Oaks Bancorp and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1998, which report is incorporated by reference in the 1998 Annual Report on Form 10-KSB.

/s/ Vavrinek, Trine, Day & Co., LLP

July 19, 1999
Laguna Hills, California